Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED BYLAWS, AS AMENDED,

OF

ONE STOP SYSTEMS, INC.

(a Delaware corporation)

The undersigned hereby certifies that:

1.
He is the duly elected, qualified and acting Secretary of One Stop Systems, Inc., a Delaware corporation (the “Company”), and in charge of the corporate minute book and corporate records of the Company.

2.
On August 9, 2024, the Board of Directors, pursuant to its authority granted in Article X of the Amended and Restated Bylaws of the Company, as amended to date (the “Bylaws”), approved amendments to the Bylaws, as follows:

2.1
Article II, Section 2.11 of the Bylaws is amended and restated in its entirety to read as follows:

2.11 VOTING.

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.13 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the certificate of incorporation or these bylaws, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

Directors shall be elected at a duly called or convened meeting of stockholders, at which a quorum is present, in accordance with the provisions of Section 3.3 of these bylaws. Except as otherwise provided by the certificate of incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, all other elections and questions presented to the stockholders at a duly called or convened meeting, at which a quorum is present, shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the meeting by the holders entitled to vote thereon.

2.2
Article III, Section 3.3 of the Bylaws is amended and restated in its entirety to read as follows:

3.3 ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS.

At all duly called or convened meetings of stockholders, at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided in this Section 3.3 or Section 3.4 of these bylaws, each director, including, without limitation, a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.

Notwithstanding anything contrary in these bylaws, at any meeting of stockholders where an “uncontested election” of directors is held, if the number of votes cast against a particular director nominee is greater than the votes cast in favor of such nominee (excluding abstentions), the director nominee shall immediately tender his or her resignation, in accordance with Section 3.4 of these bylaws, following the applicable meeting of the Corporation’s stockholders. For the purposes of this Section 3.3, an “uncontested election” of directors of the Corporation means an election where the number of nominees for election as a director is equal to the number of directors to be elected.

Following receipt of a resignation submitted pursuant to this Section 3.3, the Nominations and Corporate Governance Committee of the Board (the “Committee”) shall consider whether or not to accept the offer of resignation and shall recommend to the Board whether or not to accept it. With the exception of special circumstances that would warrant the continued service of the applicable director on the Board, the Committee shall be expected to accept and recommend acceptance of the resignation by the Board. In considering whether or not to accept the resignation, the Committee will consider all factors deemed relevant by members of the Committee including, without limitation: the effect that such resignation may have on the Corporation’s ability to comply with applicable corporate or securities law or securities exchange listing requirements, applicable regulations or commercial agreements regarding the composition of the Board as a result of accepting the director’s resignation; if the director is a key member of an established, active special committee which has a defined term or mandate, whether accepting the resignation of such director would jeopardize the achievement of the special committee’s mandate; and if majority voting was used for a purpose inconsistent with the objectives of this Section 3.3. Within ninety (90) days following the applicable meeting of stockholders, the Board shall make its decision with respect to whether to accept or reject the director’s resignation, on the Committee’s recommendation. In considering the Committee’s recommendation, the Board will consider the factors considered by the Committee and such additional information and factors that the Board considers to be relevant and, absent exceptional circumstances, shall accept the director’s resignation offer.

Following the Board’s decision on the resignation, the Board shall promptly disclose, via press release, its decision as to whether or not to accept the director’s resignation offer, including, if applicable, a full statement of the reasons of the Board for rejecting the offer to resign. If a resignation is accepted by the Board, it will be effective as of such time as may be reasonably determined by the Board, which shall be as soon as reasonably practicable following the Board’s determination to accept the resignation. Subject to the provisions of the DGCL and any limitations in the certificate of incorporation or these bylaws, if a resignation is accepted, the Board may leave the resulting vacancy unfilled until the next annual meeting of stockholders or fill the vacancy through the appointment of a new director in accordance with Section 3.4 of these bylaws.

A director who tenders his or her resignation pursuant to this Section 3.3 shall not be permitted to participate in any meeting of the Board and/or the Committee at which his or her resignation is to be considered. However, if each member of the Committee received a greater number of proxy votes against than the votes cast in favor for each member in the same election, or a sufficient number of the Committee members received a greater number of proxy votes against than the votes cast in favor for such members in the same election, such that the Committee no longer has a quorum, then the remaining members of the Committee, if any, shall not consider the resignation offer(s) and the Board shall consider whether or not to accept the offer of resignation without a recommendation from the Committee. In the event that a sufficient number of Board members received a greater number of proxy votes against than the votes cast in favor for such members in the same election, such that the Board no longer has a quorum, then each of such directors receiving a majority against vote shall not be permitted to participate in that portion of any meeting of the Board during which his or her resignation is being considered and shall not be permitted vote with respect to whether or not to accept his or her resignation offer in any meeting of the Board at which his or her resignation offer is considered; however he or she shall be counted for the purpose of determining whether the Board has quorum, shall be permitted to participate in all other portions of the meeting of the Board, and shall be permitted to vote with respect to whether or not to accept the resignation offer of any other director who has submitted their resignation offer in accordance with this Section 3.3.

In the event that any director who received a greater number of votes against than votes cast in favor of such director’s election does not tender his or her resignation in accordance with this Section 3.3, he or she will not be re-nominated by the Board.

3.
In all other respects, the Bylaws are hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Certificate of Amendment to the Amended and Restated Bylaws, as Amended, of One Stop Systems, Inc. as of August 9, 2024.

ONE STOP SYSTEMS, INC.

By:	/s/ John Morrison
Name: Its:	John Morrison Secretary